EXHIBIT 99.1

Galaxy Gaming Reports Q2 2021 Financial Results

LAS VEGAS, August 16, 2021 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming, announced today its financial results for the fiscal quarter ended June 30, 2021.

Financial Highlights

Q2 2021 vs. Q2 2020

•	Revenue increased to $4,749K from $664K
•	Adjusted EBITDA[1] increased to $2,147 from a loss of $(1,420)K
•	Net income of $550K vs. a net loss of $(2,207)K
•	Net Income per share (diluted) of $0.03 vs net loss per share (diluted) of $(0.12)

H1 2021 vs. H1 2020

•	Revenue increased to $9,032K from $5,158K
•	Adjusted EBITDA[2] increased to $3,840K from $80K
•	Net income of $639K vs. a net loss of $(2,090)K
•	Net Income per share (diluted) of $0.03 vs net loss per share (diluted) of $(0.12)

Balance Sheet Changes (vs. December 31, 2020)

Cash decreased 4% to $5,780K

Total debt (gross) decreased to $50,767K from $51,914K

Stockholders’ deficit decreased to $(23,431)K from $(24,797)K

Executive Comments

“The second quarter of 2021 showed a welcome improvement in our land-based business and continued growth in our online business,” said Todd Cravens, Galaxy’s President and CEO. “Revenue in our land-based business increased from $2,826K in Q1 2021 to $3,183K in Q2 2021 despite casinos in the UK – our largest land-based

[1]	Adjusted EBITDA excludes expenses related to our litigation with Triangulum of $80K in Q2 2021 and $480K in Q2 2020.
[2]	Adjusted EBITDA excludes expenses related to our litigation with Triangulum of $330K in 1H 2021 and $653K in 1H 2020.

market – remaining closed until mid-May.  In the online business, revenue (net of royalties) increased to $1,566K in Q2 2021 from $1,457K in Q1 2021.  We expect an acceleration on online revenue growth in the second half of 2021 as, among other things, live-dealer gaming through our largest client goes live in Michigan.”

“Cash declined modestly in Q2 2021 due primarily to the annual payment of $782K in accrued share redemption consideration in Q2 2021,” stated Harry Hagerty, Galaxy’s CFO.  “We were in compliance with the covenants in our bank debt with the exception of minimum EBITDA, and the bank has agreed to forebear enforcement of a violation of that covenant through Q3 of 2021.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media: Phylicia Middleton (702) 936-5216

Investors:Harry Hagerty (702) 938-1740